Exhibit 99

NEWS RELEASE	Hyster-Yale Materials Handling, Inc.
5875 Landerbrook Drive, Suite 300 • Cleveland, Ohio 44124-4069
Tel. (440) 449-9600 • Fax (440) 449-9577

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 229-5168	Tuesday, November 1, 2016

HYSTER-YALE MATERIALS HANDLING, INC.
ANNOUNCES THIRD QUARTER 2016 RESULTS

Quarter Highlights:

•	Lift truck revenues and operating profit decreased as a result of lower shipments and deal-specific price reductions.

•	Nuvera delivered its first Nuvera® Fuel Cell System units. Development and production start-up costs increased.

•	Bolzoni revenues were $36.2 million. Results include purchase accounting adjustments.

Cleveland, Ohio, November 1, 2016 - Hyster-Yale Materials Handling, Inc. (NYSE: HY) today announced consolidated revenues of $629.3 million and consolidated net income of $12.3 million, or $0.75 per diluted share, for the third quarter of 2016 compared with consolidated revenues of $652.1 million and consolidated net income of $20.9 million, or $1.28 per diluted share, for the third quarter of 2015. Consolidated operating profit was $5.4 million for the third quarter of 2016 compared with $29.0 million for the third quarter of 2015. The 2016 operating profit includes $0.4 million of acquisition costs and $2.6 million of unfavorable purchase accounting adjustments related to the acquisition of Bolzoni. In addition, as part of the transition from development to commercialization of the Nuvera® Fuel Cell System, the Company's Nuvera subsidiary realized increased development expense of $5.6 million in the third quarter of 2016, primarily from unfavorable inventory adjustments due to higher initial costs of components compared with expected selling prices.
For the nine months ended September 30, 2016, the Company reported consolidated net income of $30.6 million and revenues of $1.9 billion compared with consolidated net income of $57.5 million and revenues of $1.9 billion for the nine months ended September 30, 2015. Operating profit was $26.5 million for the first nine months of 2016 compared with $77.3 million in the first nine months of 2015. Full-year 2016 operating profit includes $6.1 million of acquisition costs and $6.2 million of unfavorable Bolzoni purchase accounting adjustments, as well as the additional Nuvera development expenses.
Net income for the three and nine months ended September 30, 2016 includes a $3.2 million tax benefit from the release of a valuation allowance previously applied against the Company's Italian deferred tax assets.
EBITDA for the third quarter of 2016 and the trailing twelve months ended September 30, 2016, was $19.9 million and $96.0 million, respectively. EBITDA in this press release is provided solely as a supplemental non-GAAP disclosure related to operating results. For reconciliations from GAAP results to non-GAAP results, see page 8.

The Company's cash position was $84.8 million, including $7.1 million at Bolzoni, as of September 30, 2016 compared with $155.1 million as of December 31, 2015. Cash decreased due to the acquisition of Bolzoni. Debt as of September 30, 2016 increased to $152.8 million, including $41.9 million of outstanding debt at Bolzoni, from $53.1 million at December 31, 2015.
Consolidated cash flow before financing activities is expected to be a use of cash in the fourth quarter of 2016 and is a substantial decline from the fourth quarter of 2015. Excluding the cash paid for the Bolzoni acquisition, cash flow before financing activities is expected to be positive and increase significantly in 2017 compared with 2016.

Lift Truck Results
The lift truck business reported net income of $21.9 million and revenues of $591.7 million for the third quarter of 2016 compared with net income of $24.9 million and revenues of $651.6 million for the third quarter of 2015. Lift truck operating profit was $20.5 million for the third quarter of 2016 compared with $35.6 million for the third quarter of 2015.
Consolidated worldwide new unit shipments decreased to approximately 20,300 units in the third quarter of 2016 from approximately 22,400 units in the third quarter of 2015.
Third quarter 2016 bookings were approximately 20,400 units, or approximately $480 million, compared with approximately 18,600 units, or approximately $450 million, for the third quarter of 2015. Worldwide backlog was approximately 30,600 units, or approximately $730 million, at September 30, 2016 compared with approximately 27,100 units, or approximately $670 million, at September 30, 2015 and approximately 30,500 units, or approximately $715 million, at June 30, 2016.

Americas
Revenues in the Americas segment, which includes the North America, Latin America and Brazil markets, decreased to $408.4 million in the third quarter of 2016 from $454.1 million in the third quarter of 2015. Revenues declined in all Americas markets, but predominantly in North America and Brazil, primarily due to lower shipments. In addition, the unfavorable effect of deal-specific pricing in North America and lower parts sales also contributed to the revenue decrease.
Both operating profit and net income in the Americas decreased in the third quarter of 2016 compared with the prior year quarter as a result of higher selling, general and administrative expenses and lower gross profit, partially offset by lower income tax expense resulting from a $2.0 million favorable adjustment realized in the third quarter of 2016. Selling, general and administrative expenses increased $6.1 million in the third quarter of 2016 primarily due to the absence of favorable adjustments made to incentive compensation estimates in the third quarter of 2015, higher marketing-related expenses and acquisition-related costs of $0.4 million. Gross profit declined $9.2 million primarily as a result of lower unit shipments, which led to higher manufacturing variances, and the impact of deal-specific pricing. Favorable currency movements of $3.2 million and moderate benefits from continued material cost deflation partially offset the decrease in gross profit.
In the fourth quarter of 2016, the Company expects the overall Americas market to be comparable to the same period in 2015. Overall revenues in the fourth quarter of 2016 are expected to be comparable to the fourth quarter of 2015, with expected increased sales of counter-balanced and warehouse trucks offset by lower sales of Big Trucks. Operating profit in the Americas in the fourth quarter of 2016 is expected to decrease compared with 2015. Expected improvements in operating profit from higher parts sales, favorable currency relationships based on current currency rates and anticipated improvements in Brazil's operating results are expected to be more than offset by higher employee-related operating expenses and lower pricing of products. In addition, net income in the fourth quarter of 2015 included the unfavorable effect of a $7.5 million valuation allowance adjustment related to Brazil.
In 2017, the Company expects the Americas market to moderate compared with 2016, primarily as a result of a slightly weaker North America market, partially offset by an anticipated partial market recovery from very low levels in Brazil. Despite these market conditions, revenues and parts sales are expected to increase modestly in 2017 over 2016 due to anticipated market share increases. Full-year 2017 operating profit in the Americas segment is expected to decrease compared with 2016, largely as a result of an increase in sales of lower-margin units, material cost inflation and higher operating expenses.

EMEA
Revenues in the EMEA segment, which includes operations in the Europe, Middle East and Africa markets, decreased to $137.1 million in the 2016 third quarter from $145.1 million in the third quarter of 2015 primarily as a result of a reduction in Class 3 warehouse truck and Class 5 internal combustion engine truck sales, partially offset by an increase in revenues of Class 1 electric rider trucks and Class 5 Big Trucks. Unfavorable currency movements of $3.3 million from the translation of sales into U.S. dollars also contributed to the decrease in revenue.
EMEA's operating profit decreased from $0.2 million in the third quarter of 2015 to an operating loss of $1.4 million in the third quarter of 2016 as a result of lower gross profit, which was partially offset by reduced operating expenses. Benefits realized in gross profit from lower material costs were more than offset by unfavorable currency movements of $6.1 million.
Despite a third quarter 2016 operating loss, EMEA realized net income of $1.9 million as a result of the release of a $3.2 million valuation allowance previously applied against its Italian deferred tax assets.
During 2015, EMEA had currency hedges in place that mitigated the unfavorable effect of the strengthening U.S. dollar. As these hedges have expired, realized currency rates have been less favorable. Further, the strong U.S. dollar is expected to continue to have a larger unfavorable impact on the EMEA results in the fourth quarter of 2016 and in 2017. However, over the longer term, the decline in the British pound is expected to improve the competitive position of the Company's plant in Northern Ireland.
During the fourth quarter of 2016, the Company expects EMEA revenues to increase more than the overall EMEA market rate. Operating profit in the EMEA segment is also expected to increase in the fourth quarter of 2016 from a very low level in 2015 primarily as a result of improved unit and parts revenues and lower material costs, partially offset by unfavorable currency movements as certain hedge contracts expire.
In 2017, moderate overall growth in the EMEA markets is expected to be driven by strength in Eastern and Western Europe partially offset by continued lower demand in the Middle East and Africa market. As a result of these market conditions and anticipated market share gains, units and parts revenues are expected to increase modestly in 2017. Operating profit in the EMEA segment is expected to increase in 2017 compared with 2016 as a result of the increased sales volumes.

JAPIC
Revenues in the JAPIC segment, which includes operations in the Asia and Pacific markets, including China, decreased to $46.2 million in the third quarter of 2016 from $52.4 million in the third quarter of 2015. Revenues decreased primarily due to a decrease in revenues from higher-priced, higher-capacity lift trucks, primarily Big Trucks, in the Pacific market, as well as the impact of deal-specific pricing, partially offset by an increase in revenues from lower-priced lift trucks in China.
JAPIC generated an operating loss of $1.5 million during the third quarter of 2016 compared with an operating loss of $0.1 million in 2015. The increased operating loss was primarily the result of unfavorable currency movements of $1.5 million.
For the fourth quarter of 2016, the JAPIC market is expected to increase modestly compared with the fourth quarter of 2015. As a result of these market conditions and the continued execution of the Company's strategic initiatives, revenues and operating results are expected to increase compared with the fourth quarter of 2015.
In 2017, the JAPIC market is expected to be comparable to 2016. However, as a result of the continued implementation of the Company's strategic initiatives, revenues and operating results are expected to increase compared with 2016.

Overall Lift Truck Outlook
In the fourth quarter of 2016, the overall global lift truck market is expected to increase slightly compared with the fourth quarter of 2015 primarily as a result of market growth in Eastern and Western Europe and China. In the context of these market conditions, and as a result of the Company's share gain programs, unit and parts revenues are expected to increase in the fourth quarter of 2016 compared with the fourth quarter of 2015.
The Company expects the lift truck segment operating profit in the fourth quarter of 2016 to be lower than the fourth quarter of 2015 as anticipated increases from parts and unit revenues are expected to be more than offset by lower product pricing and higher operating expenses. In addition, fourth-quarter 2016 net income is expected to decline compared with the fourth quarter of 2015, after excluding the unfavorable $7.5 million valuation allowance adjustment related to Brazil taken in the fourth quarter of 2015.
Global markets in 2017 are expected to be comparable to 2016 but because of anticipated market share gains, unit and parts revenues and operating profit are expected to increase in 2017 compared with 2016. However, net income in 2017 is expected to decrease modestly from 2016 as a result of a higher effective income tax rate and the absence of tax benefits recognized in 2016 that are not expected to reoccur.
Commodity costs declined throughout 2016 but are expected to remain at current levels in the remainder of 2016 and into 2017. However, commodities, including steel in particular, remain volatile and sensitive to changes in the global economy.
Cash flow before financing activities is expected to be positive but decline substantially in the fourth quarter of 2016 compared with the fourth quarter of 2015. Excluding the cash paid for the Bolzoni acquisition, cash flow before financing activities is expected to improve in 2017 compared with 2016.
Hyster-Yale remains focused on gaining market share in its lift truck business over time by implementing key strategic initiatives focused on understanding customer needs, providing the lowest cost of ownership over the life-cycle of the truck, enhancing its independent distribution, increasing its warehouse market position, increasing the Company's success in the Asia markets, increasing its Big Truck market position, strengthening its sales and marketing organization, and leveraging its solutions and technology drivers.
The Company is also developing new products in many segments that are expected to support its market share growth. Production began on the new standard 2.0-3.0 ton Class 5 internal combustion engine lift truck line late in the third quarter of 2016, and shipments began early in the fourth quarter. Production also began on the Company's new European 1-1.6 ton Pedestrian Pallet Stacker during the third quarter and shipments are expected to begin later in the fourth quarter. These new products are expected to help increase market share, improve revenues and enhance operating margins for the remainder of 2016 and in 2017.

Bolzoni Results
In early July 2016, Hyster-Yale completed the acquisition of Bolzoni S.p.A. For the third quarter of 2016, Bolzoni reported revenues of $36.2 million, an operating loss of $2.5 million and a net loss of $2.0 million. The operating and net losses include $2.6 million of purchase accounting adjustments related to the second quarter of 2016 and $1.7 million of expenses related to the amortization of acquired assets.

Bolzoni Outlook
Attachments for Class 1 and Class 5 lift truck products are Bolzoni's primary market. The majority of Bolzoni's revenues are generated in the strengthening EMEA market, primarily Eastern and Western Europe, and, to a lesser degree, in the North America market. In this context, Bolzoni's revenues in the fourth quarter of 2016 are expected to be comparable to the revenues of €36.2 million, or approximately $40 million at current exchange rates, reported by Bolzoni for the fourth quarter of 2015.
Excluding the costs of the acquisition, estimated integration costs and purchase accounting adjustments, Bolzoni's fourth quarter 2016 operating profit and net income are expected to be accretive and slightly higher than the third quarter of 2016. The implementation of anticipated cost reduction and sales enhancement programs are expected to generate gradual growth in Bolzoni's revenues, operating profit and net income, with 2017 quarterly income gradually increasing as more operating leverage is gained from sales growth.

Nuvera Results
Nuvera reported revenues of $1.4 million, an operating loss of $12.6 million and a net loss of $7.6 million for the third quarter of 2016 compared with revenues of $0.5 million, an operating loss of $6.6 million and a net loss of $4.0 million in the third quarter of 2015.
Revenues increased as Nuvera installed 38 Nuvera® Fuel Cell System units (formerly PowerEdge®) and one Nuvera® Hydrogen Generator unit (formerly PowerTap®) during the third quarter of 2016.
As a result of Nuvera's ramp up of inventory for increased production of the Nuvera® Fuel Cell System units, operating and net losses increased in the 2016 third quarter primarily due to an increase of $5.6 million in development and production start-up expenses primarily resulting from unfavorable inventory adjustments due to higher initial costs of components compared with expected selling prices. Nuvera's costs associated with producing prototype and early production components at low volumes also contributed to the higher development expenses during the third quarter of 2016. In addition, Nuvera had increased marketing costs as it began transitioning from product development to commercialization and production.

Nuvera Outlook
Nuvera's progress toward full commercialization is expected to continue throughout the remainder of 2016 and in 2017 following shipments of the first Class 1, 2 and 3 Nuvera® Fuel Cell System units, which began in the third quarter. Customer interest in these products is higher than initially projected and production is ramping up for sales of an increased number of Nuvera® Fuel Cell System units. New orders are being received and negotiations for several large orders are expected to reach completion following several successful customer demonstrations. Further demonstrations are planned and are expected to provide additional sales opportunities. As a result, Nuvera® Fuel Cell

System unit shipments and related revenues are expected to increase modestly in the fourth quarter of 2016 compared with 2015 and increase significantly in 2017 over 2016.
Nuvera expects to continue to focus on commercializing its fuel-cell technology by expanding its product line and integrating its technology into the Hyster® and Yale® lift truck product ranges. As part of this process, Nuvera is focusing on reducing manufacturing costs per unit as production increases and greater economies of scale are achieved through the combination of its technology and innovation with the lift truck business' supply chain, manufacturing and distribution expertise. However, this cost reduction process is expected to continue during Nuvera's rapid production ramp up and transition from product development to full commercialization. Until the lower cost structure is fully in place and the supply chain and manufacturing efficiencies are fully realized, development and inventory costs are expected to result in continued inventory adjustments to reflect current selling prices, but at a decreasing rate. In 2017, as Nuvera continues to generate additional revenue and works to reduce manufacturing costs per unit, it expects a moderately lower net loss than in 2016, including significant inventory adjustments, especially in the first half of 2017. Nuvera's objective is to reach a quarterly break-even operating profit sometime in 2018.
Nuvera's hydrogen generator appliance, which produces fuel cell-grade hydrogen has an expanding list of customers in several applications. Nuvera also expects to continue to focus on cost reductions and full commercialization of this product line.
The Company believes the commercialization of Nuvera fuel cell-related technologies is an investment that will reinforce the Company’s core strategies and help drive further lift truck unit market share growth, as well as meet customer needs. It also provides the Company with the ability to expand its power solutions offerings, as well as its offering of best-in-class energy solutions to customers, by integrating fuel cells with lift trucks in ways that are expected to optimize the performance and energy efficiency of the total lift truck system.

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Conference Call
In conjunction with this news release, the management of Hyster-Yale Materials Handling, Inc. will host a conference call on Wednesday, November 2, 2016 at 11:00 a.m. eastern time. The call may be accessed by dialing (877) 201-0168 (Toll Free) or (647) 788-4901 (International), Conference ID: 91062222, or over the Internet through Hyster-Yale's website at www.hyster-yale.com. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. A replay of the call will be available shortly after the end of the conference call through November 11, 2016. The online archive of the broadcast will be available on the Hyster-Yale website.

Non-GAAP and Other Measures
This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included in this release are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). EBITDA in this press release is provided solely as a supplemental non-GAAP disclosure of operating results. Management believes that EBITDA assists investors in understanding the results of operations of the Company. In addition, management evaluates results using EBITDA.
For purposes of this news release, discussions about net income (loss) refer to net income (loss) attributable to stockholders.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Among the factors that could cause plans, actions and results to differ materially from current expectations are, without limitation: (1) reduction in demand for lift trucks, attachments and related aftermarket parts and service on a global basis, (2) the ability of dealers, suppliers and end-users to obtain financing at reasonable rates, or at all, as a result of current economic and market conditions, (3) the political and economic uncertainties in Europe and Brazil, (4) customer acceptance of pricing, (5) delays in delivery or increases in costs, including transportation costs, of raw materials or sourced products and labor or changes in or unavailability of quality suppliers, (6) exchange rate fluctuations, changes in non-U.S. import tariffs and monetary policies and other changes in the regulatory climate in the non-U.S. countries in which the Company operates and/or sells products, (7) delays in manufacturing and delivery schedules, (8) bankruptcy of or loss of major dealers, retail customers or suppliers, (9) customer acceptance of, changes in the costs of, or delays in the development of new products, (10) introduction of new products by, or more favorable product pricing offered by, competitors, (11) product liability or other litigation, warranty claims or returns of products, (12) the effectiveness of the cost reduction programs implemented globally, including the successful implementation of procurement and sourcing initiatives, (13) changes mandated by federal, state and other regulation, including health, safety or environmental legislation, (14) the successful commercialization of Nuvera's technology, (15) the introduction of a more accepted product to the market by a competitor, making the Nuvera technology less marketable, (16) the successful integration of Bolzoni S.p.A.’s operations and employees, and (17) unfavorable effects of the United Kingdom's exit from the European Union on Hyster-Yale's global operations.

About Hyster-Yale Materials Handling, Inc.
Hyster-Yale Materials Handling, Inc., headquartered in Cleveland, Ohio, through its wholly owned operating subsidiary, Hyster-Yale Group, Inc., designs, engineers, manufactures, sells and services a comprehensive line of lift trucks and aftermarket parts marketed globally primarily under the Hyster® and Yale® brand names.  Subsidiaries of Hyster-Yale Group include Nuvera Fuel Cells, LLC, an alternative-power technology company focused on fuel-cell stacks and related systems, on-site hydrogen production and dispensing systems, and Bolzoni S.p.A., a leading worldwide producer of attachments, forks and lift tables under the Bolzoni Auramo and Meyer brand names.  For more information about Hyster-Yale Materials Handling, Inc. and its subsidiaries visit the Company's websites at www.hyster-yale.com and www.bolzonigroup.com.

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HYSTER-YALE MATERIALS HANDLING, INC.
UNAUDITED FINANCIAL HIGHLIGHTS

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2016	2015	2016	2015
	(In millions, except per share data)

Revenues	$629.3	$652.1	$1,879.1	$1,933.1
Cost of sales	524.7	545.4	1,562.6	1,612.9
Gross Profit	104.6	106.7	316.5	320.2
Selling, general and administrative expenses	99.2	77.7	290.0	242.9
Operating Profit	5.4	29.0	26.5	77.3
Other (income) expense
Interest expense	1.9	1.3	5.0	3.6
Income from unconsolidated affiliates	(1.8)	(1.7)	(4.8)	(4.2)
Other	(1.6)	1.0	(1.3)	2.4
Income before Income Taxes	6.9	28.4	27.6	75.5
Income tax provision (benefit)	(5.1)	7.4	(2.6)	17.7
Net (income) loss attributable to noncontrolling interest	0.3	(0.1)	0.4	(0.3)
Net Income Attributable to Stockholders	$12.3	$20.9	$30.6	$57.5

Basic earnings per share	$0.75	$1.28	$1.87	$3.53

Diluted earnings per share	$0.75	$1.28	$1.86	$3.52

Basic weighted average shares outstanding	16.385	16.319	16.371	16.302
Diluted weighted average shares outstanding	16.439	16.360	16.420	16.347

EBITDA RECONCILIATION
	Quarter Ended
	12/31/2015	3/31/2016	6/30/2016	9/30/2016	LTM 9/30/2016
	(In millions)
Net Income Attributable to Stockholders	$17.2	$10.0	$8.3	$12.3	$47.8
Noncontrolling interest income (loss)	0.1	(0.1)	—	(0.3)	(0.3)
Income tax provision (benefit)	11.7	(1.0)	3.5	(5.1)	9.1
Interest expense	1.1	1.1	2.0	1.9	6.1
Interest income	(0.6)	(0.4)	(0.7)	(0.5)	(2.2)
Depreciation and amortization expense	6.8	6.9	10.2	11.6	35.5
EBITDA*	$36.3	$16.5	$23.3	$19.9	$96.0

*EBITDA in this press release is provided solely as a supplemental disclosure. EBITDA does not represent net income, as defined by U.S. GAAP, and should not be considered as a substitute for net income or net loss, or as an indicator of operating performance. Hyster-Yale defines EBITDA as income before income taxes and noncontrolling interest income (loss) plus net interest expense and depreciation and amortization expense. EBITDA is not a measurement under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

HYSTER-YALE MATERIALS HANDLING, INC.
UNAUDITED FINANCIAL HIGHLIGHTS

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2016	2015	2016	2015
	(In millions)
Revenues
Americas	$408.4	$454.1	$1,237.4	$1,333.9
EMEA	137.1	145.1	439.7	448.9
JAPIC	46.2	52.4	125.0	148.2
Lift truck business	$591.7	$651.6	$1,802.1	$1,931.0
Bolzoni	36.2	—	75.1	—
Nuvera	1.4	0.5	1.9	2.1
Total	$629.3	$652.1	$1,879.1	$1,933.1

Gross profit (loss)
Americas	$72.8	$78.8	$217.8	$225.7
EMEA	18.7	22.5	65.1	77.4
JAPIC	4.2	5.6	12.9	18.5
Lift truck business	$95.7	$106.9	$295.8	$321.6
Bolzoni	9.2	—	22.0	—
Nuvera	(0.3)	(0.2)	(1.3)	(1.4)
Total	$104.6	$106.7	$316.5	$320.2

Operating profit (loss)
Americas	$23.4	$35.5	$55.1	$83.9
EMEA	(1.4)	0.2	4.2	12.2
JAPIC	(1.5)	(0.1)	(4.0)	(0.3)
Lift truck business	$20.5	$35.6	$55.3	$95.8
Bolzoni	(2.5)	—	(1.8)	—
Nuvera	(12.6)	(6.6)	(27.0)	(18.5)
Total	$5.4	$29.0	$26.5	$77.3

Net income (loss) attributable to stockholders
Americas	$20.2	$24.3	$43.2	$57.9
EMEA	1.9	—	6.4	9.9
JAPIC	(0.2)	0.6	(0.9)	0.8
Lift truck business	$21.9	$24.9	$48.7	$68.6
Bolzoni	(2.0)	—	(1.9)	—
Nuvera	(7.6)	(4.0)	(16.2)	(11.1)
Total	$12.3	$20.9	$30.6	$57.5

HYSTER-YALE MATERIALS HANDLING, INC.
UNAUDITED FINANCIAL HIGHLIGHTS

CASH FLOW AND CAPITAL STRUCTURE
	Nine Months Ended
	September 30
	2016	2015
	(In millions)
Net cash provided by operating activities	$22.9	$31.3
Net cash used for investing activities	(126.5)	(17.0)
Cash Flow Before Financing Activities	$(103.6)	$14.3

	September 30, 2016	December 31, 2015
Cash	$84.8	$155.1
Debt	152.8	53.1
Net Cash (Debt)	$(68.0)	$102.0